EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated November 30, 2018, relating to the consolidated financial statements and financial statement schedule of Surmodics, Inc. and subsidiaries and the effectiveness of Surmodics, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Surmodics Inc. for the year ended September 30, 2018.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

May 3, 2019